May 21, 2024                                        Exhibit 99.1

Park National Corporation welcomes Kelly Gratz and Karen Morrison to Board of Directors

NEWARK, Ohio ‒ Park National Corporation’s (NYSE American: PRK) (Park) board of directors announced today that they elected Karen Morrison and Kelly Gratz to serve as directors effective July 1, 2024. Both will also join the board of directors of The Park National Bank, Park’s banking subsidiary, effective on the same date. These elections expand Park’s board to 16 directors, including one director emeritus.

“Karen and Kelly bring wisdom and a variety of experiences to Park,” said Park Chair and Chief Executive Officer David Trautman. “We’re fortunate they are willing to offer their considerable talents to us as we continue to grow and find new ways to serve our stakeholders.”

Kelly Gratz is the chief executive officer of G2O, a customer experience transformation company that helps businesses solve problems by using technology, data and analytics, products and talent. She has more than 35 years of experience serving as an executive leader in the technology, healthcare and pharmaceutical industries.

“I am thrilled to join Park’s board of directors, it is a profound honor,” said Gratz. “I deeply appreciate the organization’s values, steadfast commitment to integrity and personal approach to connecting with associates and customers.”

KELLY GRATZ
Gratz has been a member of the Healthcare Women’s Business Association’s (HBA) advisory board (Ohio chapter), and the vice chair on Marburn Academy’s board of trustees. She was named Rising Star by the HBA in 2008 and recognized in PharmaVoice Top 100 in 2012.

Gratz earned a bachelor’s degree from the University of Dayton.

Karen Morrison serves as president of the OhioHealth Foundation and senior vice president of OhioHealth Corporation. She has been with OhioHealth for over 30 years and currently leads the enterprise strategy for external affairs including community relations, corporate reinvestment, health equity and government affairs. In her role as foundation president Morrison oversees philanthropy for the enterprise.

“I am humbled by the opportunity to serve as a director for Park and eager to bring fresh perspectives to the table,” said Morrison. “I look forward to contributing to Park’s continued success and finding meaningful ways to further its impact.”

KAREN MORRISON
Morrison serves on the board of Greif, Inc. (NYSE: GEF), and has extensive nonprofit board service. She is a member of the National Association of Corporate Directors, Women Corporate Directors, the Executive Leadership Council and The Links, Inc. Morrison was honored in the inaugural class of Columbus Business First’s “Women of Influence” and received its first “Businesswoman of the Year” award. She was also named to the 2023 list of “Directors to Watch” by Directors & Boards Magazine.

She earned a bachelor’s degree from Vanderbilt University, a graduate degree in preventive medicine from The Ohio State University College of Medicine and Public Health and juris doctor from Capital University.

Park National Corporation
50 N. Third Street, Newark, Ohio 43055
www.parknationalcorp.com

"Karen and Kelly’s successes in leading companies across different industries are a true testament to their skillsets,” said Donna Alvarado, Chair of the Nominating and Corporate Governance Committee for Park’s board of directors. “Their proven leadership and dedication seamlessly align with our mission and vision. I look forward to tapping into their wealth of knowledge to help us navigate what the future holds.”

Morrison will serve in the class of directors whose terms expire on the date of Park’s annual meeting of shareholders in 2026. Gratz’s term will expire on the date of Park’s annual meeting of shareholders in 2027. They will both serve as members of the board’s Risk Committee.

Headquartered in Newark, Ohio, Park National Corporation has $9.9 billion in total assets (as of March 31, 2024). Park's banking operations are conducted through its subsidiary, The Park National Bank. Other Park subsidiaries are Scope Leasing, Inc. (d.b.a. Scope Aircraft Finance), Guardian Financial Services Company (d.b.a. Guardian Finance Company) and SE Property Holdings, LLC.

Media contact: Michelle Hamilton, 740.349.6014, media@parknationalbank.com

Park National Corporation
50 N. Third Street, Newark, Ohio 43055
www.parknationalcorp.com